Exhibit No. 99.1

News Release

Skains Elected President and CEO
of Piedmont Natural Gas Company

CHARLOTTE, NC — December 20, 2002 — The Board of Directors of Piedmont Natural Gas Company (NYSE:PNY) has announced that Ware F. Schiefer, Chief Executive Officer and Vice Chairman of the Board, will be retiring at the Company’s annual meeting of shareholders to be held on February 28, 2003. The Board also announced that Thomas E. Skains has been elected to the position of President and Chief Executive Officer of the Company, effective upon Mr. Schiefer’s retirement.

Since February 2002, Mr. Skains has held the position of President and Chief Operating Officer, responsible for the day-to-day operation of the business. Mr. Skains was also elected to the Board in February 2002. Prior to being named President and COO, he held the position of Senior Vice President — Marketing and Supply Services. Prior to joining Piedmont in April 1995, Mr. Skains was employed by Transcontinental Gas Pipe Line Corporation in Houston, Texas as Senior Vice President, Transportation and Customer Services.

“The recently announced agreement to acquire North Carolina Natural Gas from Progress Energy in 2003, and the changing business environment in the energy marketplace will present new and exciting opportunities for the Company,” commented Mr. Schiefer. “I am very confident that Piedmont will be able to take advantage of these opportunities under Tom’s leadership.”

Mr. Schiefer, who joined Piedmont in 1964 as an Industrial Sales Representative, held numerous positions prior to his election to Executive Vice President in 1995, President and COO in 1999, and CEO and Vice Chairman of the Board in February 2000. Mr. Schiefer will also retire from the Board at the February 28 meeting.

The Board also announced that John H. Maxheim, who currently serves as Chairman of the Board, will retire as Chairman and as a Board member at the February 28 meeting. Maxheim was elected President in 1978, CEO in 1980 and Chairman in 1984, and retired from day-to-day activity in 2000. In recognition of his more than 20 years of service as CEO, Mr. Maxheim will be awarded the honorary title of Chairman Emeritus.

“Ware Schiefer has served our company with dedication and integrity, and we wish him all the best in his retirement,” said Mr. Maxheim. “Together with Piedmont’s outstanding directors and employees, the Company achieved greatly increased shareholder value over the last 24 years, while adding to the quality of life of our customers and region. I am most proud that we attained those goals, and I know that Piedmont will have similar success in the future under Tom Skains’ leadership.”

“The Board of Directors, the management of the Company and all of our employees are deeply appreciative of the many contributions made by Ware Schiefer and John Maxheim to our Company and to the communities that we serve. On behalf of our shareholders and our employees, we wish them well in their retirement,” commented Skains.

Piedmont Natural Gas is an energy and services company primarily engaged in the distribution of natural gas to approximately 725,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. The Charlotte-based company is the second-largest natural gas utility in the Southeast. Piedmont is also invested in a number of non-utility, energy-related businesses including companies involved in unregulated retail natural gas and propane marketing, and interstate and intrastate natural gas storage and transportation. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

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